Exhibit 99

UNITED  UPDATE

July 27, 2001

The following provides additional information on the company's second quarter results, as well as the company's projections for future financial and operating performance.

Balance Sheet

Cash and cash equivalents (including short-term investments) at June 30, 2001 were $1.3 billion.  As of June 30, 2001, long-term debt totaled $5.2 billion and long-term obligations under capital leases totaled $2.3 billion, both including current portions.  Stockholders' equity as of June 30, 2001 totaled $4.8 billion.  These balance sheet figures are unaudited.  More information will be available in UAL Corporation's Form 10Q, which the company expects to file with the Securities and Exchange Commission on or before Aug. 14.

Financial and Operating Statistics

	Year-over-year Percent Change
	3rd Qtr. '01 (E)	4th Qtr. '01 (E)	Full Year 2001 (E)
Available seat miles	2.4%	-1.0%	0.5%
Fuel price per gallon, average (including tax)	3%	-1%	10
Operating expenses per available seat mile	0%	3%	7%

Notes:

Fuel - For the third quarter, the company expects the average price per gallon of jet fuel to be 85.8¢ for the third quarter, 91.8¢ for the fourth quarter and 88.9¢ for the full-year.

Available Seat Miles by Market Segment

The company anticipates flat available seat mile growth in 2001.  The outlook by market segment for the third and fourth quarters, as well as the full year, are as follows:

	Year-over-year Percent Change
	3rd Qtr '01 (E)	4th Qtr '01 (E)	Full Year '01 (E)
Domestic	2.4%	0.0%	-1.5%
Pacific	-0.3%	-4.1%	2.7%
Atlantic	8.3%	1.3%	8.5%
Latin America	-4.0%	-8.4%	-5.2%
System:	2.4%	-1.0%	0.5%

The company has also reduced full-year 2002 capacity growth to negative one percent.

United Update
July 27, 2001 - Page 2

Capital Spending Actual capital spending for the year 2000 was $2.5 billion.  The company projects capital spending of $2.7 billion for 2001, which reflects the $100 million reduction the company made to non-aircraft projects as part of its cost-reduction efforts.  Aircraft spending for 2002 is projected to be $1.4 billion, decreasing to $400 million in 2003.  Due to the current uncertain economic environment, the company has not yet finalized non-aircraft capital spending plans for 2002 and 2003.  The aircraft and non-aircraft allocation is as follows:

(in $ billions)	2000	2001E
Aircraft	$1.6	$1.8
Non-aircraft	$0.9	$0.9
Total:	$2.5	$2.7

Fleet

	2001E	2002E	2003 and beyond (E)
Additions
A319	15	22	9
A320	18	22	9
B767-300	2	--	--
B777-200	8	5	--
Total:	43	49	18

Retirements
B727-200A	33	32	10
DC10-30	3	--	--
Total:	36	32	10

Year-end Aircraft	2000	2001E	2002E	2003E
A319	32	47	69	78
A320	68	86	108	117
B727-200A	75	42	10	0
B737-200A	24	24	24	24
B737-300	101	101	101	101
B737-500	57	57	57	57
B747-400	44	44	44	44
B757-200	98	98	98	98
B767-200	19	19	19	19
B767-300	35	37	37	37
B777-200	48	56	61	61
DC10-30	..3	..0	..0	..0
Total:	604	611	628	636

United Update

July 27, 2001 - Page 3

Investment Thesis

United's network is the strongest of the U.S. commercial carriers and is complimented by its schedule of more than 2,300 flights a day to 130 destinations in 27 countries and two U.S. territories.

Backing United's strong network is the power of Star Alliance, the world's first and foremost global alliance, which provides United customers seamless access to 815 destinations worldwide.  Also providing value to United's customer and the company alike is Mileage Plus®, United's award-winning frequent-flier program.

In addition to its core business, United is building strategic businesses to augment the United franchise and enhance shareholder value.  The company recently announced the establishment of BizJet, a UAL subsidiary whose primary focus is fractional ownership of business jets.  The stand-alone company will address the travel needs of premium customers who do not typically use commercial aviation services.  In addition, UAL has also been leading the industry in e-commerce initiatives through its United NewVentures subsidiary.  In addition to improving the travel experience for customers, United NewVentures is developing powerful online distribution channels for United as well as maximizing the value of customers' non-air transportation needs.

NOTE:

Forward-looking figures reflect the company's current projections, which would be adjusted accordingly in the event the merger with US Airways is consummated.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain information contained in this document is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results.  Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company as of the date of this United Update.

Some factors that could significantly impact expenses, unit costs, capacity, fleet plan and capital spending include, without limitation: the airline pricing environment; industry capacity decisions; competitors' route decisions; the outcome of the planned United and US Airways merger; the cost of crude oil and jet fuel; results of union contract negotiations and their impact on labor costs and operations; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; the effective deployment of customer-service tools and resources; the growth of e-commerce and off-tariff distribution channels; the success of the company's cost-reduction efforts; foreign currency exchange-rate fluctuations; the ultimate outcome of existing litigation; actions of the U.S., foreign and local governments; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which is speaks to the factors included only as of the date of this United Update.  United disclaims any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise.

Glossary of Airline Terms

* available seat mile: a measure of capacity
* operating expenses per available seat mile: unit cost, or CASM